FOR IMMEDIATE RELEASE

Espey Reports 2nd Quarter and 6-Month Results

Saratoga Springs, NY; February 11, 2005- Espey Mfg. & Electronics Corp., (AMEX:ESP) announces results for the three and six monthsended December 31, 2004.

Net income for the period increased to $167,032, $ .16 per diluted share as compared with net income of $61,430, $ .06 per diluted share for the corresponding period last fiscal year. Net sales for the second quarter of fiscal 2005, October 1st to December 31, 2004, decreased to $4.9 million as compared with fiscal 2004 second quarter net sales of $5.9 million.

For the first six-months of fiscal 2005, net sales were $9.6 million as compared with $11.0 million for the first six months of fiscal 2004. Net income for the six-month period was $227,616, $ .22 per diluted share as compared with net income of $342,395, $ .34 per diluted share for the corresponding period in fiscal 2004. On December 31, 2004, the Company’s sales order backlog was approximately $14.0 million. New sales orders for the six-month period ended December 31, 2004 totaled approximately $8.3 million.

Espey’s primary business is the development, design, and production of specialized military and industrial power supplies/electronic equipment. The Company’s web site can be found on the Internet at www.espey.com.

For further information, contact Mr. David O’Neil or Mr. Howard Pinsley at (518) 245-4400.

Certain statements in this press release are “forward-looking statements” and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

Espey Mfg. & Electronics Corp. comparative unaudited three-month and six-month figures for the periods ended December 31, 2004 and 2003.
	Three Months		Six Months
	2004	2003	2004	2003
Sales:	$4,896,741	$5,871,675	$9,627,068	$10,966,992

Net Income/(Loss):	167,032	61,430	227,616	342,395

Income/(Loss) per share:
Basic	.17	.06	.22	.34

Diluted	.16	.06	.22	.34

Weighted average number of
shares outstanding:
Basic	1,011,378	1,013,077	1,012,269	1,014,591

Diluted	1,024,535	1,023,660	1,022,926	1,021,821